Tonix Pharmaceuticals Holding Corp. 8-K

 Exhibit 99.01

Tonix Pharmaceuticals Completes Enrollment in Phase 3 RELIEF Trial of TNX-102 SL for Management of Fibromyalgia

Target Enrollment Completed Ahead of Schedule

Topline Data Expected Fourth Quarter 2020

Results of Interim Analysis from the First 50 Percent of Participants Expected in September 2020

NEW YORK, July 10, 2020 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, today announced that it has met its target enrollment of approximately 470 participants in its Phase 3 RELIEF trial of TNX-102 SL (cyclobenzaprine HCl sublingual tablets) 5.6 mg, ahead of schedule. TNX-102 SL is in development as a non-opioid, centrally acting analgesic, taken daily at bedtime for the management of fibromyalgia. An optional interim analysis is expected in September 2020 of the first 50 percent of randomized participants evaluable for efficacy, with Independent Data Monitoring Committee recommendations based on the results, including sample size readjustment. Topline data is expected in the fourth quarter of 2020 based on the current sample size.

“The completion of enrollment in our Phase 3 RELIEF trial is a significant accomplishment for Tonix as well as for the fibromyalgia community, and we look forward to announcing topline results, expected in the fourth quarter of this year,” said Seth Lederman, M.D., Chief Executive Officer of Tonix. “We are developing a new, non-addictive treatment option for fibromyalgia because there are still inadequate therapy options for this disorder despite its prevalence as one of the most common chronic pain conditions.”

About the Phase 3 RELIEF Study

The RELIEF study is a double-blind, randomized, placebo-controlled adaptive design trial designed to evaluate the efficacy and safety of TNX-102 SL (cyclobenzaprine HCl sublingual tablets) 5.6 mg in fibromyalgia. The trial targeted enrollment of approximately 470 participants across approximately 40 U.S. sites. For the first two weeks of treatment, there is a run-in period in which participants start on TNX-102 SL 2.8 mg (1 tablet) or placebo. After the first two weeks, all participants have the dose increased to TNX-102 SL 5.6 mg (2 x 2.8 mg tablets) or two placebo tablets for 12 weeks. The primary endpoint is daily diary pain severity score change from baseline to Week 14 (using the weekly averages of the daily numerical rating scale scores), analyzed by mixed model repeated measures with multiple imputation.

Additional details about the RELIEF study are available at clinicaltrials.gov (NCT04172831).

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing small molecules and biologics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is primarily composed of central nervous system (CNS) and immunology product candidates. The immunology portfolio includes vaccines to prevent infectious diseases and biologics to address immunosuppression, cancer and autoimmune diseases. The CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead vaccine candidate, TNX-1800*, is based on the horsepox viral vector platform to protect against COVID-19, primarily by eliciting a T cell response. Tonix expects data from animal studies of TNX-1800 in the fourth quarter of this year. TNX-801*, live horsepox virus vaccine for percutaneous administration, is in development to protect against smallpox and monkeypox and serves as the vector platform on which TNX-1800 is based. Tonix’s lead CNS candidate, TNX-102 SL**, is in Phase 3 development for the management of fibromyalgia. The Company expects results from an unblinded interim analysis in September 2020 and topline data in the fourth quarter of 2020.  TNX-102 SL is also in development for agitation in Alzheimer’s disease and alcohol use disorder (AUD). The agitation in Alzheimer’s disease program is Phase 2 ready with FDA Fast Track designation, and the development program for AUD is in the pre-Investigational New Drug (IND) application stage. Tonix‘s programs for treating addiction conditions also include TNX-1300* (T172R/G173Q double-mutant cocaine esterase 200 mg, i.v. solution), which is in Phase 2 development for the treatment of life-threatening cocaine intoxication and has FDA Breakthrough Therapy designation. TNX-601 CR** (tianeptine oxalate controlled-release tablets) is another CNS program, currently in Phase 1 development as a daytime treatment for depression while TNX-1900**, intranasal oxytocin, is in development as a non-addictive treatment for migraine and cranio-facial pain. Tonix’s preclinical pipeline includes TNX-1600** (triple reuptake inhibitor) , a new molecular entity being developed as a treatment for PTSD; TNX-1500* (anti-CD154), a monoclonal antibody being developed to prevent and treat organ transplant rejection and autoimmune conditions; and TNX-1700* (rTFF2), a biologic being developed to treat gastric and pancreatic cancers.

*TNX-1800, TNX-801, TNX-1300, TNX-1500 and TNX-1700 are investigational new biologics and have not been approved for any indication.

**TNX-102 SL, TNX-601 CR, TNX-1600 and TNX-1900 are investigational new drugs and have not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2020, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 688-9421

Travis Kruse (media)

Russo Partners

travis.kruse@russopartnersllc.com

(212) 845-4272

Peter Vozzo (investors)

Westwicke

peter.vozzo@westwicke.com

(443) 213-0505